6400 South Fiddler’s Green Circle, Suite 1970 Englewood, CO. 80111 Phone: 720.488.1711 Fax:
720.488.1722

FOR IMMEDIATE RELEASE NEWS

October 6, 2006 OTCBB: LFLT

LIFELINE THERAPEUTICS, INC. ELECTS DR. LARRY GOLD TO BOARD OF DIRECTORS; DR. GOLD BRINGS DECADES OF
BUSINESS LEADERSHIP TO POSITION

DENVER, Colorado – Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant defenses, today announced the appointment of Larry Gold, Ph.D. to its Board of Directors. Dr. Gold has served on the Lifeline Therapeutics Scientific Advisory Board since February 2006 and will now serve in both positions.

Dr. Gold is the founder, CEO, Chairman of the Board and Chief Science Officer of SomaLogic, Inc., a clinical proteomics company. Previously, Dr. Gold founded NeXagen, Inc., which later became NeXstar Pharmaceuticals, Inc. and merged with Gilead Sciences, Inc. to form a global organization committed to the discovery, development, and commercialization of novel products that treat infectious diseases. Dr. Gold also founded Synergen, Inc., a pioneering biotechnology company later acquired by Amgen, Inc.

Dr. Gold serves on the boards of directors of CompleGen, Inc., Microphage, Inc, and BioForce Nanosciences, Inc., as well as on the scientific advisory board of Archemix Corp.

“Dr. Larry Gold’s industry expertise and entrepreneurial success make him an outstanding addition to the Board of Directors,” said Stephen K. Onody, Chief Executive Officer of Lifeline Therapeutics. “We anticipate that his success in leading and developing other science-based companies will be of tremendous value to Lifeline Therapeutics and Protandim®.”

“After working with the scientists at Lifeline Therapeutics, I am excited about Protandim® and believe it may have the potential to be as useful to consumers as most pharmaceuticals. It is my goal to make Protandim® widely available to every person with an interest in healthy aging,” said Gold.

For more than 20 years, Dr. Gold has been a professor at the University of Colorado at Boulder, where he served as the Chairman of the Molecular, Cellular and Developmental Biology Department from 1988-1992 and received the CU Distinguished Lectureship Award, the National Institutes of Health Merit Award, the Career Development Award, and the Chiron Prize for Biotechnology. In addition, Gold has been a member of the American Academy of Arts and Sciences since 1993 and the National Academy of Sciences since 1995.

About Protandim®

Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection by inducing two protective enzymes, superoxide dismustase (SOD) and catalase (CAT). These naturally occurring enzymes simply become overwhelmed by free radicals as we get older. Oxidative stress (cell damage caused by free radicals) occurs as a person ages, when subjected to environmental stresses or as an associated factor in certain illnesses. TBARS are laboratory markers for oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, with this decrease shown to be maintained at 120 days. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics, Inc.

Lifeline Therapeutics, Inc. markets Protandim®. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.lifelinetherapeutics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law.  The Company uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein.  These factors are difficult to accurately predict and may be beyond the control of the Company.  The following factors are among those that may cause actual results to differ materially from our forward-looking statements:  the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages and the length of time for scientific advances to reach the market (if they ever reach the market).  These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-KSB and other documents filed with the Securities and Exchange Commission.  Forward-looking statements made by the Company in this news release or elsewhere speak only as of the date made.  New uncertainties and risks come up from time to time, and it is impossible for the Company to predict these events or how they may affect the Company.  The Company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

CONTACT:

Lifeline Therapeutics, Inc.
Stephen K. Onody, CEO Gerald J. Houston, CFO Telephone:	720-488-1711
Fax:	303-565-8700